Exhibit 99.1

Cinedigm Reports Preliminary Fourth Quarter Fiscal 2021 Results

Streaming Channel Revenues Up 197% Year-Over-Year

Ad-Supported Streaming Channel Revenues Up 331% Year-Over-Year

Subscription Streaming Channel Revenues Up 117% Year-Over-Year

LOS ANGELES, July 14, 2021- Cinedigm Corp. (“Cinedigm” or “the Company”) (NASDAQ: CIDM), a leading independent streaming entertainment company super-serving enthusiast fan bases, today announced its preliminary, unaudited, results for the period ended March 31, 2021.

Key Fourth Quarter Financial Results (Quarter Ended March 31, 2021):

•	Consolidated revenues were $8.3 million, with streaming channel revenues up 197% versus the prior year quarter and 39% sequentially over last quarter;
•	Streaming/Digital revenues grew to 75% of the Company’s total revenues in the quarter versus 48% in the prior year quarter;
•	Combined Streaming/Digital revenues increased 66% over the prior year quarter and 27% sequentially over last quarter;
•	Ad-supported streaming channel (AVOD) revenues increased 331% over the prior year quarter and 23% sequentially over last quarter;
•	Subscription streaming channel revenues increased 117% over the prior year quarter and 65% sequentially over last quarter;
•	Streaming digital content licensing and sales, driven by partners such as Amazon, Apple and Tubi, generated record digital sales billings growth for the fourth consecutive quarter;
•	Reached an agreement with AMC Entertainment for a sales plan for legacy digital cinema equipment with net proceeds to the Company of $10.8 million over two years;
•	Reduced total debt by $37.3 million to $11.9 million, from $49.1 million the prior year.

Key Business Highlights During Fourth Quarter Fiscal 2021 (Quarter ended March 31, 2021):

•	Total streaming minutes in the quarter were approximately 1.16 billion, a new company record, up 285% versus the prior year quarter;
•	Total monthly ad-supported streaming channel viewers rose to 23.6 million, up 248% over the prior year quarter;
•	Streaming advertising demand partnerships rose 178% to 64, up from 23 in the prior year quarter. Key new partner additions include Comcast’s Freewheel and TripleLift;
•	Grew film and television library for linear streaming, a key growth area for the Company, by 88% to 6,591 titles, up from 3,502 titles in the prior year quarter;
•	Increased streaming platform partnerships by 82% to 31 versus 17 in the prior year quarter, including new linear distribution partnerships and channel expansions with Roku and TCL, among others;
•	Total streaming channel distribution deals increased 170% to 135, up from 50 in the prior year quarter;
•	Total live streaming enthusiast channel brands increased to 16, up from 13 in the prior year quarter;
•	Acquired Fandor®, the leading global independent film subscription streaming service with the largest collection of independent films, documentaries, and international features in the market and called "The Netflix for Indie Film" by The Wall Street Journal and "A streaming rabbit hole worth falling down" by The New York Times;
•	Acquired Screambox®, a popular enthusiast streaming service targeting the highly lucrative horror genre, called "The Perfect Horror Streaming Alternative to Netflix" by Tech Times and named one of the best Streaming Services for 2021 by PC Mag;
•	Acquired the "Films Around the World" Content Library, a classic film library adding 150 hours of perpetual film licenses with remake rights, and more than 500 hours of audio programs into the Company’s content library.

Key Business Highlights Subsequent to Quarter End:

Acquisitions:

•	Finalized acquisition of advanced streaming technology platform FoundationTV and formed new Cinedigm India division to develop streaming services for booming Indian and South Asian markets in addition to powering Cinedigm's global portfolio of streaming services.

Key Business Developments & Announcements:

•	Total subscribers to the Company’s subscription video streaming services exceeded an estimated 683,000 subscribers in June, 2021, up an estimated 414% over the same period in the prior year due to rapid expansion of third-party subscriber and wholesale partner relationships;
•	Total streaming minutes in June 2021 reached approximately 504.1 million, the highest on record to date and the first month the Company surpassed the half-billion minutes streamed milestone;
•	Announced the first NFT-based film releases under the Fandor Selects™ label, dedicated to releasing limited editions of significant classic, contemporary and world cinema. For the first month of releases, Fandor Selects™ has chosen two classic titles celebrating the Company’s strength in Westerns and Film Noir including The Capture (1950) and A Life at Stake (1955). The Company will continue to release NFT products going forward that clearly support its streaming business;
•	Announced the upcoming launch of an exclusive AVOD and linear streaming service, The Elvis Presley Channel, in partnership with Elvis Presley Enterprises and Authentic Brands Group. The channel will feature concerts, films, and series celebrating the “King of Rock N’ Roll.”
•	Partnered with music-television linear cable network The Country Network to expand reach by launching aggressive streaming distribution strategy.

Corporate Finance:

•	On April 30, 2021, the Company further reduced its non-recourse legacy digital cinema equipment debt by $4.3 million;
•	On June 28, 2021, the Company was selected for inclusion in the Russell Microcap™ Index;
•	On July 8, 2021, the Company announced that $2.2 million of loan proceeds and associated interest previously carried under the Paycheck Protection Program (PPP) was entirely forgiven and eliminated;
•	Effective July 14, 2021, the Company’s legacy Cinema Equipment Business Term Loan Agreement with Prospect Capital Corporation was fully paid down and terminated. Following this termination, the Company has zero short term or long-term debt other than working capital facilities with a current zero drawdown as of July 14, 2021.

“We have now successfully completed the transition of Cinedigm from its legacy digital cinema equipment business to a high-growth, independent streaming entertainment channel and content company, underscored by the mix in our revenues this quarter, where streaming/digital revenues represented 75% of total revenues versus 48% in the fourth quarter last year. Now, driven by our technological capabilities, distribution muscle, broad portfolio of streaming channels and strong balance sheet, we will also continue to execute our streaming asset roll-up acquisition strategy that we believe will help drive revenues from our digital streaming businesses at an even more accelerated growth rate,” stated Chris McGurk, Chairman and CEO of Cinedigm. “We believe our current strategy puts us one step ahead of potential competitors as it enables us to acquire accretive independent streaming assets while rapidly growing the business organically.”

Erick Opeka, Chief Strategy Officer and President, Cinedigm Networks, stated, “Given our continued subscriber and viewership growth, and with major increases across the board in distribution, platform expansions and partnerships, it is no wonder that we delivered an estimated 197% increase in streaming revenues in the quarter year over year, the fastest growth we have seen to date in the business.” Mr. Opeka continued, “Our success is now attracting an even higher caliber distribution deals, ad partners, and most importantly, premium brand and content partners. Given this dynamic, we expect to continue our accelerated growth trajectory over the next twelve months as we focus on the rapid expansion of our business.”

Gary Loffredo, Chief Operating Officer, General Counsel and President, Cinedigm and Cinema Equipment Business, stated, “Now that the Company has monetized some of our digital cinema assets, as evidenced by our recent sales agreement for $10.8 million over two years with AMC Entertainment, while eliminating all of our debt, an almost $50 million debt reduction from the end of the prior fiscal year, we are well positioned to continue to execute on both our internal and roll-up acquisition growth strategies. Additionally, by finalizing the acquisition of our advanced streaming technology platform FoundationTV and leveraging our industry leading Matchpoint™ technology, we believe we have solidified our position as the leading independent streaming content entertainment and technology company.”

Cinedigm Corp. is unable to file its Annual Report on Form 10-K for the period ended March 31, 2021 (the “Form 10-K”) at this time. The Company experienced unanticipated delays in preparing the Form 10-K due to office closures, remote work requirements and affected personnel related to the COVID-19 pandemic, and delays relating to compiling information related to recent acquisitions. The Company intends to file the Form 10-K as soon as possible. Accordingly, the Company’s final financial results are not yet complete or available for disclosure.

Mr. Loffredo continued, “We are fully committed to fixing our timeliness issue, and we are appreciative of our investor’s patience in receiving the 10-K filing. We are confident that our preliminary numbers reflect our very strong results and are extraordinarily pleased about the state of our business. We are 100% debt-free and are growing our streaming business rapidly.”

Fiscal Fourth Quarter Financial Summary (comparing the three months ended March 31, 2021 to the three months ended March 31, 2020):

Total Consolidated Revenue was $8.3 million versus the prior year revenue of $7.7 million, an increase of 6.9%. Growth was driven by 25.0% higher Content and Entertainment revenues of $7.2 million and was partially offset by the expected decline in legacy cinema equipment revenues.

As of March 31, 2021, the Company had cash and cash equivalents of $16.8 million compared to $14.3 million as of March 31, 2020, the end of the last fiscal year.

Total debt was reduced by $37.3 million as of March 31, 2021, or 76%, to a balance of $11.9 million, from $49.1 million at March 31, 2020.

Conference Call

Cinedigm will host a conference call today to discuss these results at 4:30pm ET / 1:30pm PT.

Investors may access a live webcast of the call on the Company’s website at https://investor.cinedigm.com/events-and-presentations or by dialing 1-877-407-9124 within North America or +1-201-689-8584 from international locations to be connected to the call. No passcode is required. Participants should dial in at least 10 minutes prior to the start of the call.

A replay of the webcast will be available by accessing the Company’s website at https://investor.cinedigm.com/events-and-presentations.

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About Cinedigm

For more than 20 years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains consumers around the globe by providing premium content, enthusiast streaming channels and technology services to the world’s largest media, retail and technology companies. For more information, visit www.cinedigm.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information:

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